Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 (File No.333-240292), Form F-1 (File No. 333-249185), Form S-8 (File No. 333-251127), Form F-1 (File No. 333-255202), Form F-3 (File No. 333-269333) and Form S-8 (File No. 333-275597) of Lion Group Holding Ltd. (the “Company”) of our report dated April 30, 2024, relating to the consolidated balance sheet of the Company as of December 31, 2023, and the related consolidated statement of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, included in Lion Group Holding Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ HTL International, LLC

HTL International, LLC

Houston, Texas

April 30, 2024